State of Delaware
Secretary of State
Division of Corporations
Delivered 12:12 PM 11/08/2017
FILED 12:12 PM 11/08/2017
SR 20176992332 - File Number 4509575

# STATE OF DELAWARE
# CERTIFICATE OF AMENDMENT
# OF
# CERTIFICATE OF INCORPORATION

Kinder Holding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

*FIRST:* That at a meeting of the Board of Directors of Kinder Holding Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and based upon the written consent of stockholders of said corporation holding a majority of the outstanding shares of common stock for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" and "FOURTH" so that, as amended, said Articles shall be and read as follows:

*FIRST:* The name of the corporation is: Intiva BioPharma Inc."

"*FOURTH:* The corporation shall be authorized to issue two hundred and ten million (210,000,000) shares of capital stock, of which two hundred million (200,000,000) shares shall be shares of common stock, par value $0.0001 per share ("Common Stock") and ten million (10,000,000) shares shall be shares of preferred stock, par value of $0.0001 per share, which may be issued in one or more series ("Preferred Stock"). The Board of Directors of the corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to Section 151 of the Delaware General Corporation Law; and the shares of Common Stock that are issued and outstanding shall be subject to a reverse stock split on a one-for-six (1:6) basis."

*SECOND:* That thereafter, pursuant to resolution of its Board of Directors, and based upon the written consent of holders of a majority of the shares of common of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute, were voted in favor of the amendment.

*THIRD:* That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of November 2017.

By: /s/ *Richard Greenberg*

Name: Richard Greenberg
Title: Chairman